Exhibit 99.1

CPS Announces Third Quarter 2017 Earnings

•	Pretax income of $8.1 million
•	Net income of $4.7 million, or $0.17 per diluted share
•	New contract purchases of $205 million
•	Total managed portfolio increases to $2.35 billion from $2.31 billion at December 31, 2016

LAS VEGAS, NV, Oct. 23, 2017 (GLOBE NEWSWIRE) -- Consumer Portfolio Services, Inc. (Nasdaq:CPSS) ("CPS" or the "Company") today announced earnings of $4.7 million, or $0.17 per diluted share, for its third quarter ended September 30, 2017.  This compares to net income of $7.3 million, or $0.26 per diluted share, in the third quarter of 2016.

Revenues for the third quarter of 2017 were $109.5 million, an increase of $1.0 million, or 0.9%, compared to $108.5 million for the third quarter of 2016. Total operating expenses for the third quarter of 2017 were $101.4 million, an increase of $5.3 million, or 5.5%, compared to $96.1 million for the 2016 period. Pretax income for the third quarter of 2017 was $8.1 million compared to pretax income of $12.5 million in the third quarter of 2016, a decrease of 34.9%.

For the nine months ended September 30, 2017 total revenues were $327.2 million compared to $314.1 million for the nine months ended September 30, 2016, an increase of approximately $13.1 million, or 4.2%.  Total expenses for the nine months ended September 30, 2017 were $303.3 million, an increase of $26.2 million, or 9.5%, compared to $277.1 million for the nine months ended September 30, 2016.  Pretax income for the nine months ended September 30, 2017 was $23.9 million, compared to $37.0 million for the nine months ended September 30, 2016.  Net income for the nine months ended September 30, 2017 was $13.7 million compared to $21.8 million for the nine months ended September 30, 2016.

During the third quarter of 2017, CPS purchased $204.7 million of new contracts compared to $233.9 million during the second quarter of 2017 and $242.1 million during the third quarter of 2016.  The Company's managed receivables totaled $2.346 billion as of September 30, 2017, an increase from $2.343 billion as of June 30, 2017 and $2.292 billion as of September 30, 2016.

Annualized net charge-offs for the third quarter of 2017 were 7.96% of the average owned portfolio as compared to 6.69% for the third quarter of 2016. Delinquencies greater than 30 days (including repossession inventory) were 10.27% of the total owned portfolio as of September 30, 2017, as compared to 10.46% as of September 30, 2016.

In October, 2017 our board of directors approved an increase to the aggregate authorization to repurchase our outstanding securities by $10 million. During the third quarter of 2017, CPS purchased 1,189,660 shares of stock in the open market at an average price of $4.28. For the nine months ended September 30, 2017, CPS purchased 2,292,070 shares at an average price of $4.51.

“Once again, our quarterly results are in line with our expectations as the company continues to prosper in a challenging environment,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Our third and fourth-quarter securitizations, completed in July and October, respectively, were both well received in the market, with the fourth quarter deal pricing at the tightest weighted average spread since our 2014-B securitization. In addition, we continue to return earnings to shareholders by purchasing shares of the Company's stock in the open market.”

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Conference Call

CPS announced that it will hold a conference call on Tuesday, October 24, 2017, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 1857939.

A replay of the conference call will be available between October 24, 2017 and October 31, 2017, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 1857939. A broadcast of the conference call will also be available live and for 90 days after the call via the Company's web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company's estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company's future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Interest income	$107,014	$105,376	$319,074	$303,748
Other income	2,474	3,140	8,084	10,351
	109,488	108,516	327,158	314,099
Expenses:
Employee costs	18,455	16,688	53,807	47,510
General and administrative	6,355	6,316	20,096	18,216
Interest	23,317	20,893	68,641	58,442
Provision for credit losses	47,336	46,262	143,053	134,881
Other expenses	5,916	5,902	17,707	18,040
	101,379	96,061	303,304	277,089

Income before income taxes	8,109	12,455	23,854	37,010
Income tax expense	3,446	5,107	10,138	15,175
Net income	$4,663	$7,348	$13,716	$21,835

Earnings per share:
Basic	$0.21	$0.31	$0.60	$0.89
Diluted	$0.17	$0.26	$0.50	$0.75

Number of shares used in computing earnings per share:
Basic	22,473	23,894	23,019	24,574
Diluted	26,779	28,503	27,606	29,253

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$12,038	$13,936
Restricted cash and equivalents	115,026	112,754
Total cash and cash equivalents	127,064	126,690

Finance receivables	2,317,727	2,267,943
Allowance for finance credit losses	(108,619)	(95,578)
Finance receivables, net	2,209,108	2,172,365

Deferred tax assets, net	47,652	42,845
Other assets	66,561	68,502
	$2,450,385	$2,410,402

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$29,262	$24,977
Warehouse lines of credit	106,632	103,358
Securitization trust debt	2,103,567	2,080,900
Subordinated renewable notes	16,229	14,949
	2,255,690	2,224,184

Shareholders' equity	194,695	186,218
	$2,450,385	$2,410,402

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Contracts purchased	$204.74	$242.09	$668.28	$873.50
Contracts securitized	230.00	325.00	670.00	1,005.00

Total managed portfolio	$2,346.00	$2,291.86	$2,346.00	$2,291.86
Average managed portfolio	2,344.96	2,281.62	2,332.33	2,198.93

Allowance for finance credit losses as % of fin. receivables	4.69%	4.29%

Aggregate allowance as % of fin. receivables (1)	5.59%	5.28%

Delinquencies
31+ Days	8.9%	8.98%
Repossession Inventory	1.37%	1.48%
Total Delinquencies and Repo. Inventory	10.27%	10.46%

Annualized net charge-offs as % of average owned portfolio	7.96%	6.69%	7.83%	7.05%

Recovery rates (2)	34.6%	36.1%	35.2%	38.4%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2017		2016		2017		2016
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$107.01	18.3%	$105.38	18.5%	$319.07	18.2%	$303.75	18.4%
Servicing fees and other income	2.47	0.4%	3.14	0.6%	8.08	0.5%	10.35	0.6%
Interest expense	(23.32)	-4%	(20.89)	-3.7%	(68.64)	-3.9%	(58.44)	-3.5%
Net interest margin	86.17	14.7%	87.62	15.4%	258.52	14.8%	255.66	15.5%
Provision for credit losses	(47.34)	-8.1%	(46.26)	-8.1%	(143.05)	-8.2%	(134.88)	-8.2%
Risk adjusted margin	38.84	6.6%	41.36	7.3%	115.46	6.6%	120.78	7.3%
Core operating expenses	(30.73)	-5.2%	(28.91)	-5.1%	(91.61)	-5.2%	(83.77)	-5.1%
Pre-tax income	$8.11	1.4%	$12.46	2.2%	$23.85	1.4%	$37.01	2.2%

_______________________

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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